Exhibit 99.4
LETTER TO BROKERS, DEALERS, COMMERCIAL BANKERS,
TRUST COMPANIES AND OTHER NOMINEES
Offer by Banner Acquisition, Inc.
to Exchange Each Outstanding Share of Common Stock
of
INAMED CORPORATION
for
$84.00 in Cash
or
0.8498 of a Share of Common Stock of Allergan, Inc.
subject in each case, to the proration and procedures
described in the Prospectus and the related Letter of Election and Transmittal
Pursuant to the Offer to Exchange dated November 21, 2005
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 20, 2005, UNLESS SOONER TERMINATED OR EXTENDED. INAMED SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
      November 21, 2005
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      Banner Acquisition, Inc., a Delaware corporation (“Offeror”), a newly formed, wholly owned subsidiary of Allergan, Inc., a Delaware corporation (“Allergan”), is offering upon the terms and subject to the conditions set forth in the Offer to Exchange, dated November 21, 2005 (the “Prospectus”), and the related Letter of Election and Transmittal (the “Letter of Election and Transmittal”), which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer,” to exchange for each outstanding share of common stock of Inamed Corporation, a Delaware corporation (“Inamed”), par value $0.01 per share (including the associated preferred stock purchase rights, the “Inamed Shares”), validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Inamed Share:

•	$84.00 in cash, without interest, or

•	0.8498 of a share of Allergan common stock (including the associated preferred stock purchase rights), subject in each case to the proration and election procedures described in the Prospectus and the Letter of Election and Transmittal. In the Offer, 45% of the aggregate Inamed Shares tendered will be exchanged for cash and 55% of the aggregate Inamed Shares tendered will be exchanged for shares of Allergan common stock. Therefore, elections will be subject to proration if holders of Inamed Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or Allergan common stock, as the case may be. In addition, Inamed stockholders will receive cash with respect to any fractional shares of Allergan common stock to which they otherwise would be entitled. The Prospectus and the Letter of Election and Transmittal more fully describe the Offer. Defined terms used but not defined herein have the respective meanings given to them in the Prospectus.

      We are requesting that you contact your clients for whom you hold Inamed Shares regarding the Offer. For your information and for forwarding to your clients for whom you hold Inamed Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Election and Transmittal for your use and for the information of your clients (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. A Notice of Guaranteed Delivery to be used to accept the Offer if, prior to the expiration date, certificates for Inamed Shares are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed;

4. A form of letter, which may be sent to your clients for whose account you hold Inamed Shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Wells Fargo Bank, N.A.
      Your prompt action is requested. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, December 20, 2005, unless sooner terminated or extended. Inamed Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date.
      The Offer is conditioned upon, among other things, the following:

(a) there shall have been validly tendered and not properly withdrawn prior to the expiration date at least a majority of the outstanding Inamed Shares (on a fully diluted basis);

(b) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable similar foreign laws or regulations will have expired or been terminated;

(c) Allergan is reasonably satisfied with the results of the confirmatory diligence review of Inamed;

(d) either (i) the Agreement and Plan of Merger between Inamed, Medicis and Masterpiece Acquisition Corp., a wholly owned subsidiary of Medicis, dated March 20, 2005 shall have been terminated, or (ii) the vote of Inamed stockholders on the proposed merger with Medicis shall not have occurred, and Allergan shall be satisfied in its reasonable judgment that upon consummation of the Offer, Offeror shall have the ability to vote sufficient shares of Inamed to assure rejection of the proposed merger with Medicis;

(e) Offeror shall be satisfied, in its reasonable judgment, that the Inamed stockholder rights agreement does not apply to the Offer or the Inamed Merger.

(f) Offeror shall be satisfied, in its reasonable judgment, that the provisions of Section 203 of the General Corporation Law of the State of Delaware do not apply to the Offer or the Inamed Merger;

(g) Inamed shall not have entered into or effectuated any agreement or transaction with any person having the effect of impairing Allergan’s ability to acquire Inamed or that would materially adversely affect the value to Allergan or Offeror of the acquisition of Inamed Shares pursuant to the Offer, the Inamed Merger and the Post-Closing Merger; and

(h) the registration statement (the “Registration Statement”) of which the Prospectus is a part, shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the Securities and Exchange Commission and Allergan shall have received all necessary state securities law or “blue sky” authorizations.
      To participate in the Offer, a duly executed and properly completed Letter of Election and Transmittal (or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Inamed Shares must be delivered to the Exchange Agent (or book-entry transfer of the Inamed Shares must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Prospectus.

      Offeror will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, the Letter of Election and Transmittal and the related documents to the beneficial owners of Inamed Shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Offeror will pay or cause to be paid all stock transfer taxes applicable to the exchange of Inamed Shares pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Election and Transmittal.
      Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of the Prospectus, the Letter of Election and Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

BANNER ACQUISITION, INC.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, ALLERGAN, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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